Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BRESLER & REINER, INC. (OTC: BRER) ANNOUNCES AN INCREASE IN ITS CASH DIVIDEND

ROCKVILLE, MD. — February 5, 2007:  Bresler & Reiner, Inc. (OTC: BRER), announced today that on January 31, 2007 the Board of Directors declared an annual cash dividend of $0.60 per share of common stock.  The dividend represents an increase over the prior year of $0.30 per share and will be paid to shareholders per the Dividend Payment Schedule below:

Dividend Amount	Payment Date	Record Date
$0.15	March 15, 2007	March 1, 2007
$0.15	June 15, 2007	June 1, 2007
$0.15	September 17, 2007	September 3, 2007
$0.15	December 17, 2007	December 3. 2007

About the Company:

Bresler & Reiner, Inc. engages in the acquisition, development, and ownership of commercial, residential and hospitality real estate in the Philadelphia, Pennsylvania; Washington, DC; Wilmington, Delaware; Baltimore, Maryland; Maryland and Delaware Eastern Shore; Houston, Texas; and the Lakeland and Orlando, Florida, metropolitan areas.

Supplemental Information:

SEC Filings (including Forms 10-K, 10-Q, 8-K and proxy materials) are available at www.breslerandreiner.com or may be requested in e-mail or hard copy formats.

For additional information, contact:

Sidney M. Bresler, CEO
Bresler & Reiner, Inc.
11200 Rockville Pike, Suite 502
Rockville, Maryland  20852

(301) 945-4300

This press release may contain forward-looking statements that are based on current estimates, expectations, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs, and management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or “would be,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include: our ability to compete effectively; our exposure to the credit risks of our tenants; our ability to recruit and retain key personnel; adverse changes in the local or general economy and market conditions; our ability to obtain necessary governmental permits and approvals; our ability to complete development projects in a timely manner and within budget; our ability to secure tenants for our projects and properties; our ability to sustain occupancy levels at our properties through keeping existing tenants and securing new ones; our ability to secure tenants for the residential and commercial properties that we develop; changes in the interest rate environment which will affect our ability to obtain mortgage financing on acceptable terms; future litigation; and changes in environmental health and safety laws.